Exhibit 99.1

[LOGO OF THE SPIEGEL GROUP]

STRICTLY CONFIDENTIAL

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into among Eddie Bauer Inc., a Delaware corporation (the “Company”). Spiegel, Inc. (“Spiegel”) and Fabian Mansson (the “Executive”).

WHEREAS, the Company wishes to employ the Executive as its President and Chief Executive Officer; and

WHEREAS, the Company and the Executive desire to memorialize the terms of their employment relationship as set forth herein;

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.	Employment

1.1	Term. Subject to the approval by the Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), the Company hereby employs the Executive and the Executive hereby agrees to be employed by the Company upon the terms and subject to the conditions contained in this Agreement. The Executive’s term of employment (the “Term”) with the Company shall be for the period commencing as of April 1, 2003 (the “Effective Date”) and terminating as of December 31, 2005, unless otherwise terminated pursuant to Articles 3 and 4 of this Agreement. In the event that the Company desires to enter into an employment agreement with the Executive for a period after the Term, Company shall provide the Executive with the proposed employment agreement covering the new term of employment at least six (6) months prior to the last day of the Term.

1.2	Position and Duties. The Executive shall hold the position of President and Chief Executive Officer of. the Company and shall perform such duties and responsibilities and attain such performance objectives established from time to time. The Executive shall report directly to the Interim Chief Executive Officer of Spiegel or the Chief Executive Officer of Spiegel as the case may be (the “Spiegel CEO”) or such other individual(s) as designated by the Spiegel CEO (including, without limitation, any designee pursuant to Article 4 of this Agreement). The Executive shall perform duties and responsibilities on behalf of any of the Company’s affiliates as may be mutually agreed upon between the Spiegel CEO and the Executive. In the event that the Executive shall transfer to an affiliate of the Company, then the Company shall thereafter be defined for the purpose of this Agreement as the name of such affiliate.

1.3	Standard of Care. During the Term, the Executive agrees to devote his attention and energies to the Company’s business and shall not engage in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage unless such business activity is approved by the Spiegel CEO or such other individuals as designated by him. However, subject

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to approval by the Spiegel CEO, the Executive may serve as a Director of other companies, so long as such service does not conflict with the interests of the Company.

1.4	Immigration Documentation. The Company shall pay the reasonable legal fees and costs in connection with the Executive securing a permanent residency card (i.e., green card). In addition, in the event that the Executive is required to go to Sweden in connection with his permanent residency petition, the Company shall reimburse the Executive for all reasonable expenses for such required trip(s). Although the Executive may select legal counsel for processing the permanent residency petition, all documents related to the permanent residency petition that require the signature of a representative of the Company (as the sponsoring employer) must be reviewed and approved by the Spiegel legal department prior to execution.

2.	Compensation.

2.1	Annual Base Salary. The Executive’s annual base salary shall be Eight Hundred Sixty Thousand Dollars ($860,000) (“Annual Base Salary”) payable in accordance with the Company’s regular payroll practices. On each January 1 during the Term thereafter, the Executive’s Annual Base Salary shall be reviewed by the Spiegel CEO or his designee, and changes, if any, shall be in his sole discretion. Any change in the Executive’s Annual Base Salary shall occur in conjunction with the Company’s normal merit review schedule for other officers of the Company.

2.2	Guaranteed Bonus. In addition to the Incentive Bonus (defined below), the Executive shall receive a bonus in the amount of Three Hundred Twenty-Two Thousand Five Hundred Dollars ($322,500) (the “Guaranteed Bonus”) for the fiscal year ending December 31, 2003 payable at the time such bonuses are paid to the Company’s employees generally, provided that, except as set forth in Sections 3.1, 3.3 and 4.3 below, the Executive remains employed by the Company as of the last day of such fiscal year.

2.3	Key Employee Retention Program Participation. Subject to approval of the Key Employee Retention Program (the “KERP”) by the Bankruptcy Court the Executive shall be a participant in the KERP attached hereto as Exhibit A. Subject to the terms and conditions of each of this Agreement and the KERP, the Executive shall be eligible to receive a retention bonus in the amount of Six Hundred and Eighty-Eight Thousand Dollars ($688,000) (the “Retention Bonus”) and shall be eligible to earn an incentive bonus in the target amount of One Million, Three Hundred and Seventy-Six Thousand Dollars ($1,376,000) (the “Incentive Bonus”) granted pursuant to the KERP.

2.4

Post Emergence Annual Bonus Compensation. Upon emergence from Chapter 11 Bankruptcy protection, the Executive will be eligible to receive an annual bonus (the “Post Emergence Annual Bonus”) pursuant to the terms set forth in Exhibit B attached hereto, which is incorporated herein by reference. Except as otherwise provided in this Agreement, in order to be entitled to the Post Emergence Annual Bonus for any year, the Executive must be employed by the Company as of the last day of such fiscal year. Payout of the Post Emergence

Annual Bonus will occur in conjunction with the normal Company bonus disbursement schedule. The Post Emergence Annual Bonus for the year of emergence will be pro-rated for the number of months post emergence in that year.

2.5	Retirement Benefits. During the Term, the Executive shall be entitled to participate in all qualified and non-qualified retirement programs including, without limitation, the Value in Partnership Profit Sharing and 401 (k) Savings Plan (the “VIP”) and the Supplemental Executive Retirement Program (the “SERP”), offered to peer level Executives at the Company, subject to the terms and eligibility requirements as defined by each plan as in effect from time to time.

2.6	Employee Benefits and Perquisites. During the Term, except as otherwise provided in this Agreement, the Executive shall be entitled to the general employee benefits provided to employees of the Company employed at the Company’s corporate headquarters, subject to the terms and eligibility requirements for each such program as in effect from time to time. The Executive shall be entitled to an accrual of four (4) weeks paid vacation annually. The Executive shall also be eligible for three (3) personal days and one (1) balance day annually.

2.7	Executive Perquisite Allowance. During the Term, the Executive shall receive an annual allowance of Twenty Thousand Dollars ($20,000) payable in equal installments in accordance with the Company’s regular payroll practices.

2.8	Personal Allowance. The Company shall provide the Executive with an amount equal to Seventeen Thousand Five Hundred Dollars ($17,500) for expenses incurred by the Executive in connection with tax and financial planning and legal advice rendered to the Executive regarding potential issues of personal liability in connection with Spiegel filing for Chapter 11.

Any future expenses must be approved in advance in writing by the Senior Vice President Human Resources and the Chief Restructuring Officer of Chief Executive Officer of Spiegel or its successor.

2.9	Relocation Reimbursement. Upon presentation of invoices, the Company shall reimburse the Executive for (i) reasonable costs associated with the packing, moving and unpacking of household goods and furnishings to a new permanent residence in the United States, (ii) broker’s fees and commissions payable on the sale of the Executive’s current principal residence in Sweden up to an amount equal to six-percent (6%) of the selling price of such residence, and (iii) up to three percent (3%) of the closing costs associated with the purchase of the Executive’s new permanent residence in the United States; provided that, such costs or fees are incurred during the Term.

The Company shall pay estimated Federal and FICA taxes in connection with all taxable relocation expenses in an amount determined in accordance with the Internal Revenue Service Supplemental Rate Schedule in effect at such time.

2.10	Right to Change Plans. Notwithstanding anything in this Agreement to the contrary, the Company in its sole discretion may amend, discontinue, terminate, substitute, or maintain any qualified or non-qualified benefit plan or program.

2.11	Execution of a Release and Settlement Agreement. Executive shall be eligible to receive the additional compensation described in Sections 3.1, 3.2, 3.3, 3.4 and 4.3 only if the Company and Executive execute a mutually satisfactory Release and Settlement Agreement.

3.	Notice of Termination of Employment

In the event of the Executive’s termination of employment with the Company prior to the expiration of the Term, the Executive shall be entitled to receive the payments and benefits (the “Severance Benefits”) set forth below in this Article 3 or Article 4. Executive agrees that by accepting any of the Severance Benefits set forth in this Agreement, he waives his right to any severance benefits under any Company policy, plan or procedure. Executive further agrees that acceptance of Severance Benefits under any Section of this Agreement waives Executive’s rights to Severance Benefits under any other Section of this Agreement.

3.1	Termination Due to Retirement. Death or Incapacity. If, prior to the expiration of the Term, the Executive’s employment is terminated by reason of retirement, death or incapacity (as described below), the Company’s obligation under this Agreement shall immediately terminate. Notwithstanding the foregoing, the Company shall be obligated for the following through the effective date of such termination (to the extent that such amounts have not been previously paid):

(a)	any Annual Base Salary accrued through the effective date of such termination;

(b)	the pro rata portion of the (i) Guaranteed Bonus and (ii) Incentive Bonus, if any, in each case for the fiscal year in which such termination occurs;

(c)	the pro rata portion of the Post Emergence Annual Bonus, if any, for the fiscal year in which such termination occurs;

(d)	any accrued but unused vacation pay; and

(e)	all other rights and benefits the Executive is vested in pursuant to other plans and programs of the Company.

In the event of the Executive’s termination of employment due to Executive’s death, his date of termination shall be the date of death.

In the event the Executive shall be unable to perform all of the Executive’s duties hereunder by reason of illnesses, physical or mental disability or other similar incapacity which inability has continued or could reasonably be expected to continue for more than ninety (90) days, the Company has the right to immediately terminate the Executive’s employment.

The benefits described in Sections 3.1 (a) and (d) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the effective date of termination. All other payments due to the Executive upon termination of employment shall be paid in accordance with the terms of such applicable plans or programs. With the exception of the covenants contained in Article 6 herein (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement.

3.2	Voluntary Termination by the Executive. The Executive may terminate his employment with the Company at any time by giving the Spiegel CEO, written notice of his intent to terminate, delivered at least three (3) months prior to the effective date of termination. The termination automatically shall become effective upon the expiration of the three (3) month notice period. Notwithstanding the foregoing, the Spiegel CEO may waive the three (3) month notice period; however, the Executive shall be entitled to receive the compensation described in Sections 2.1, 2.5, 2.6 and 2.7 for the three (3) month notice period, subject to the eligibility and participation requirements of such plans and programs. The Executive shall also be entitled to receive a pro rata portion of 2.2, the Guaranteed Bonus. If the Executive has completed a minimum of six (6) months of service or more of the fiscal year, he will be eligible for a pro rata portion of 2.4, The Post Emergence Annual Bonus, if applicable, if the Company achieves the targets required to trigger bonus payments for the year in which the termination occurs. Payment will occur in conjunction with the normal Company bonus disbursement schedule.

In the event of a voluntary termination the Executive shall be entitled to all his vested amounts in the VIP and SERP plans, as defined by the vesting schedule in effect at the time of termination.

3.3	Involuntary Termination. At all times during the Term, the Spiegel CEO, or such other individuals as designated by him may terminate the Executive’s employment for reasons other than death, incapacity, retirement or for Misconduct by providing to the Executive a Notice of Termination, at least three (3) months prior to the effective date of termination (an “Involuntary Termination”). Such notice of Involuntary Termination shall be irrevocable absent express, mutual consent of the parties.

Upon the effective date of termination, following the expiration of the three (3) month notice period, the Company shall pay or provide the following to the Executive.

(a)	An amount equal to two (2) times the Executive’s Annual Base Salary established for the fiscal year in which the effective date of termination occurs.

(b)	The following amounts, but only to the extent such amounts have not been paid as of the time of the Involuntary Termination:

(i)	the Guaranteed Bonus,

(ii)	the Retention Bonus, and

(iii)	the pro rata portion of the Incentive Bonus if any, for the fiscal year in which such termination occurs; and

(iv)	the pro rata portion of the Post Emergence Annual Bonus, if any, for the fiscal year in which such termination occurs.;

(c)	Any accrued but unused vacation through the effective date of termination.

(d)	All other benefits to which the Executive has a vested right at the time according to the provisions of the governing plan or program, through the effective date of termination. All other benefits shall include Company matching and profit sharing allocations contributed on the Executive’s behalf to the VIP and the SERP. In the event of an Involuntary Termination the Executive shall be considered 100% vested in all funds in his VIP and SERP Plans as of the date of termination in accordance with the terms of such plans as in effect from time to time.

(e)	Eligibility for coverage under the Company’s Medical/Dental program ceases the last day of the month in which termination occurs. The Executive may elect to extend his Medical coverage under the Consolidated Omnibus Reconciliation Act (“COBRA”). This extension is provided by law for a period up to but not in excess of eighteen (18) consecutive months. The first six (6) months of COBRA Medical coverage shall be paid directly by the Company. Coverage beyond the initial six (6) month period shall be paid by the Executive at the COBRA rate in effect at that time.

The benefits described in Sections 3.3 (a), and (c) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the effective date of termination. All other payments due to the Executive upon termination of employment shall be paid in accordance with the terms of such applicable plans or programs. With the exception of the covenants contained in Article 6 herein (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement.

The Company shall provide relocation back to Sweden in the event of an Involuntary Termination. Return relocation shall include:

(a)	One-way Business Class airfare to Sweden for the Executive, Executive’s spouse and children.

(b)	Packing and shipment of household goods from a single United States location to a single destination in Sweden.

(c)	Reimbursement for a portion of loss incurred in the sale of the Executive’s primary residence in the United States.

Eligibility for the reimbursement in the event of real estate loss requires that the Executive list the residence at no less than the average of three (3) Company approved appraisals. If the residence is sold at an amount less than the original purchase price, the Executive must provide the Company with copies of the original closing paperwork at the time of purchase, and the closing paperwork upon sale. Upon review and verification of the real estate transaction, the Company shall reimburse the Executive fifty-percent (50%) of the loss incurred, up to a maximum value of $30,000. This amount shall be considered taxable income to the Executive.

3.4	Offer of Proposed Employment Agreement. Pursuant to Section 1.1, if Company elects to present to Executive a proposed new employment agreement for a new term (the “Proposed Employment Agreement”), it will be provided to Executive at least six (6) months prior to the end of the Term. In the event that prior to the end of the Term the Company fails to offer the Proposed Employment Agreement within twenty (20) days after receiving written notice from Executive detailing such failure, the Company shall pay the Executive, within thirty (30) days following the expiration of the Term, an amount equal to one (1) times the Executive’s Annual Base Salary in effect at such time, provided that the Executive is no longer employed by the Company or any of its affiliates.

3.5	Termination for Misconduct. Nothing in this Agreement shall be construed to prevent the Spiegel CEO, or such other individuals as designated by him from terminating the Executive’s employment under this Agreement for Misconduct.

In the event the Executive’s employment under this Agreement is terminated by the Spiegel CEO, or such other individuals as designated by him for Misconduct, the Company shall pay the Executive his Annual Base Salary and accrued vacation pay pro-rated through the effective date of termination, and the Executive shall immediately thereafter forfeit all rights and benefits (other than vested benefits) he would otherwise have been entitled to receive under this Agreement, including, without limitation, any benefits under Sections 2.3 and 2.4 of this Agreement. The Company and the Executive thereafter shall have no further obligations under this Agreement with the exception of the covenants contained in Article 6 herein (which shall survive such termination).

“Misconduct” shall mean (i) a breach by the Executive of the duties and responsibilities of the Executive under this Agreement or any breach by the Executive of any term of this Agreement and the continued failure of Executive to cure such breach within ten (10) days after written notice of such breach and demand for performance has been given by the Company to the Executive, (ii) the willful engaging by the Executive in conduct that is injurious to the business, reputation, character, or community standing of the Company or its affiliates, (iii) the engaging by the Executive in dishonest, fraudulent, or unethical conduct or in other conduct involving moral turpitude to the extent that in the reasonable judgment of the Spiegel CEO, or such other individuals as designated by him, the Executive’s reputation and credibility no longer conform to the standards expected of the Company’s executives, (iv) the Executive’s admission, confession, plea bargain to or conviction in a court of law of any crime or offense involving misuse, or misappropriation of money or other property, a felony, fraud or moral turpitude, or (v) a violation of any statutory or common law duty to the Company or its affiliates, including, but not limited to, the duty of loyalty.

4.	Change in Control

4.1	Employment Termination Within Twenty-Four (24) Calendar Months Following a Change in Control of the Company (“CIC”). Under certain circumstances set forth below, the Executive shall be entitled to receive from the Company Change in Control (“CIC”) Severance Benefits (“CIC Severance Benefits”) if there has been a CIC of the Company.

4.2	Qualifying CIC Termination. The occurrence of any one or more of the following events (“Qualifying CIC Termination”) within twenty-four (24) calendar months following the effective date of a CIC of the Company shall trigger the payment of CIC Severance Benefits:

(a)	An Involuntary Termination of the Executive’s employment evidenced by a Notice of Termination delivered to the Executive;

(b)	A resignation by the Executive in the event that the Company or any Successor Company, as defined in Section 5.3, materially breaches any provision of this Agreement and does not cure such breach within (30) days of receiving a written notice from the Executive with such notice explaining in reasonable detail the facts and circumstances claimed to provided a basis for the Executive’s claim; or

(c)	A resignation by the Executive in the event any Successor Company, as defined in Section 5.3, requires Executive to relocate his work site more than fifty (50) miles from the work site he occupies as of the date immediately prior to the date of the CIC.

4.3	Severance Benefits Paid upon a Qualifying CIC Termination. In the event of a Qualifying CIC Termination, the Company shall pay or provide the following to the Executive.

(a)	An amount equal to two (2) times the Executive’s Annual Base Salary established for the fiscal year in which the effective date of termination occurs.

(b)	The following amounts, but only to the extent such amounts have not been paid as of the time of the Qualifying CIC Termination:

(i)	the Guaranteed Bonus,

(ii)	the Retention Bonus,

(iii)	the pro rata portion of the Incentive Bonus if any, for the fiscal year in which such termination occurs, and

(iv)	the pro rata portion of the Post Emergence Annual Bonus, if any, for the fiscal year in which such termination occurs.

(c)	Any accrued but unused vacation through the effective date of termination.

(d)	All other benefits to which the Executive has a vested right at the time according to the provisions of the governing plan or program, through the effective date of termination. All other benefits shall include Company matching and profit sharing allocations contributed on the Executive’s behalf to the VIP and the SERP. In the event of a Qualifying CIC Termination the Executive shall be considered 100% vested in all funds in his VIP and SERP Plans as of the date of termination in accordance with the terms of such plans as in effect from time to time.

(e)

Eligibility for coverage under the Company’s Medical/Dental program ceases the last day of the month in which termination occurs. The Executive may elect to extend his Medical coverage under COBRA. This extension is provided by law for a period up to but not in excess of eighteen (18) consecutive months. The first six (6) months of COBRA Medical coverage shall be paid directly by the Company. Coverage beyond the initial six (6)

month period shall be paid by the Executive at the COBRA rate in effect at that time.

The benefits described in Sections 4.3 (a), and (c) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the effective date of termination. All other payments due to the Executive upon termination of employment shall be paid in accordance with the terms of such applicable plans or programs. With the exception of the covenants contained in Article 6 herein (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement.

The Company shall provide relocation back to Sweden in the event of a Qualifying CIC Termination. Return relocation will include:

(a)	One-way Business Class airfare to Sweden for the Executive, Executive’s spouse and children.

(b)	Packing and shipment of household goods from a single United States location to a single destination in Sweden.

(c)	Reimbursement for a portion of loss incurred in the sale of the Executive’s primary residence in the United States.

Eligibility for the reimbursement in the event of real estate loss requires that the Executive list the residence at no less than the average of three (3) Company approved appraisals. If the residence is sold at an amount less than the original purchase price, the Executive must provide the Company with copies of the original closing paperwork at the time of purchase, and the closing paperwork upon sale. Upon review and verification of the real estate transaction, the Company shall reimburse the Executive Fifty-percent (50%) of the loss incurred, up to a maximum value of $30,000. This amount shall be considered taxable income to the Executive.

For the avoidance of doubt, the parties agree that the Severance Benefits payable (i) in the event of an Involuntary Termination (as set forth in Section 3.3 of this Agreement) or (ii) in the event of a Qualifying CIC Termination (as set forth in Section 4.3 of this Agreement) are substantially identical.

4.4	“Change in Control” or “CIC” means the consummation of any of the following events:

(a)	Any merger or consolidation of the Company or Spiegel, Inc. with or into another entity; provided that as a result thereof, the owners, as of the Effective Date, of the Company or Spiegel, Inc. cease to own, directly or indirectly, an aggregate of more than fifty percent (50%) of the outstanding equity ownership of the surviving company;

(b)	The complete liquidation of the Company;

(c)	The complete liquidation of Spiegel, Inc. provided that Executive is no longer employed by the Company, a Successor Company or either of their affiliates following the date of such liquidation.

(d)	The sale to a third party of the equity ownership in the Company or Spiegel, Inc., provided that as a result thereof, owners of the Company as of the Effective Date cease to own, directly or indirectly, an aggregate of more than fifty percent (50%) of the outstanding equity ownership of the Company.

5.	Assignment

5.1	Assignment by the Company. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of any Successor Company.

Failure of the Company to obtain the agreement of any Successor Company to be bound by the terms of this Agreement prior to the effective date of any such succession shall be a breach of this Agreement, and shall immediately entitle the Executive, upon his resignation to receive benefits from the Company in the same amount and on the same terms as the Executive would be entitled to receive in the event of an Involuntary Termination as provided in Section 3.3 (failure of assignment not related to a Change in Control) or a Qualifying CIC Termination as provided in Section 4.3 (if failure of assignment follows or is in connection with a Change in Control). Except as provided in this Section 5.1, this Agreement may not otherwise be assigned by the Company.

5.2	Assignment by Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies and any amount is owed to him pursuant to this Agreement, all such amounts, unless otherwise provided herein, shall be paid to Executive’s beneficiary in accordance with the terms of the Agreement. If the Executive has not named a beneficiary, then such amounts shall be paid to the Executives’ devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

5.3	Definition of Successor Company. “Successor Company” for purposes of this Agreement is an entity who is a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially (51% or more) all of the business or assets of the Company. Any such Successor Company shall be deemed substituted for all purposes of the “Company” under the terms of this Agreement.

6.	Confidentiality

6.1	Disclosure of Information. The Executive recognizes that he has access to and knowledge of confidential and proprietary information of the Company that is essential to the performance of his duties under this Agreement. The information which the Company regards as confidential and proprietary and/or as trade secrets includes all information, including a formula, pattern, compilation, program, device, method, technique, or process that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means, by other persons who can obtain economic value, actual or potential, from its disclosure or use.

The Executive shall not, during or after his employment by the Company, in whole or in part, disclose such information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall he make use of any such information for his own purposes, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain except as required by law or pursuant to administrative or legal process.

6.2	Covenants Regarding Other Employees. During the Term, and for a period of twelve (12) months following the Executive’s termination of employment for any reason, the Executive agrees not to actively solicit directly any exempt, supervisory and/or management (as such terms are defined under the Fair Labor Standards Act) employee (“Prohibited Employee”) of the Company to terminate his or her employment with the Company or to interfere in a similar manner with the business of the Company. For each breach of this provision by Executive, in addition to the rights and remedies available to the Company as provided in this Agreement, Executive hereby agrees to pay the Company, not as a penalty but as liquidated damages to reimburse the Company for training and recruiting costs incurred in replacing such Prohibited Employee, a sum equal to fifty percent (50%) of the employee’s annual salary as of the date of the Prohibited Employee’s termination of employment with the Company.

7.	Miscellaneous

7.1	Indemnity Protection. In the event that the Executive is personally named in a lawsuit in connection with the services he provides to the Company, Spiegel, Inc. or its affiliates under this Agreement, the Company shall indemnify the Executive provided that the Executive cooperates in defense of such matter, and that at all times the Executive acted within the scope of his job responsibilities and authority. Notwithstanding the foregoing, the Executive shall have no right of indemnification should a subsequent discovery or a factual determination disclose that the Executive’s actions were inconsistent with the foregoing conditions.

7.2	Work Attire. As a representative of the Company, the Executive shall in no way be forced to wear a tie for any occasion.

7.3	Payment of Legal Fees. Neither the Company nor the Executive shall pay or seek payment of any of the legal fees or other expenses incurred by the other party as a result of any dispute between the parties regarding the validity, enforceability, or interpretation of this Agreement.

7.4	Notices. Any notice or request required or permitted to be given hereunder shall be sufficient if given in writing and delivered personally or sent by registered mail, return receipt requested, as follows: (a) if to the Executive, to his address as set forth in the records of the Company, and (b) if to the Company, to the attention of the Vice President-Human Resources of the Company with a copy to the General Counsel, Spiegel, Inc. Either party may designate a different address for delivery of notices in accordance with this Section 7.4. Such notice of a different address for delivery of notices shall be deemed to have been given upon the personal delivery or mailing thereof, as the case may be.

7.5	No Further Benefits. In the event the Executive is entitled to receive any Severance Benefits or any CIC Severance Benefits under this Agreement, he shall not be entitled to any payment or benefit under any other severance plan, program, agreement or similar arrangement of the Company or any of its affiliates.

7.6	Entire Agreement. This Agreement and the KERP supersedes any prior agreements or understandings, oral or written, between the parties hereto or between the Executive and the parties hereto, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto. In the event any terms set forth in this Agreement are inconsistent, or conflict with, the terms as set forth in the KERP, the terms of this Agreement shall govern.

7.7	Modification. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

7.8	Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

7.9	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.10	Governing Law. To the extent not preempted by federal law, the provisions of the Agreement shall be construed and enforced in accordance with the laws of the State of Washington.

IN WITNESS WHEREOF, this Agreement shall become effective as of the first day of the Term upon receipt and execution by the Company of two originals of this Agreement duly executed by the Executive.

Eddie Bauer Inc.		Executive

By:	/S/ DEBORAH B. DIVIS	/S/ FABIAN MANSSON

Title: Asst. Secretary		Fabian Mansson

Date: August 11, 2003		Date: 8/17/03

Spiegel, Inc.

By:	/S/ ANNE LINSDAU

Title: Sr. VP. Human Resources

Date: 8/7/03

Exhibit A

Key Employee Retention Program Participation. Subject to the terms and conditions of each of this agreement and the KERP, the Executive shall be eligible to:

Receive a retention bonus in the amount of Six Hundred and Eighty-Eight Thousand Dollars ($688,000) (the “Retention Bonus”). The bonus will be payable in three installments, 25% in September 2003, 35% in March 2004 and the balance (40%) sixty days after emergence from Chapter 11.

Participate in an incentive plan with a target incentive pool of $5.5 million for all participants, to be distributed at the discretion of the CEO of Spiegel, Inc. Payout will be in accordance with the terms and conditions of the KERP. Notwithstanding any provisions in the KERP to the contrary, in the event 100% of the Plan target is fully achieved the Executive’s payout shall be at least One Million, Three Hundred and Seventy-Six Thousand Dollars ($1,376,000).

Notwithstanding the foregoing, in the event of the Executive’s employment termination due to an involuntary termination or a qualifying CIC termination, the terms of this agreement will apply.

Exhibit B

Post Emergence Annual Bonus. Upon emergence from Chapter 11 Bankruptcy protection, the Executive shall be entitled to incentive compensation directly related to the actual Eddie Bauer Earnings Before Taxes (EBT) growth achieved using pre and post emergence EBT for the calendar year. The incentive will be calculated as a percentage of the targeted minimum EBT improvement over the previous year with the opportunity for additional incentive based upon incremental EBT growth over the target. The incentive payout for the year of emergence will be pro-rated for the number of months post emergence in that year.

The Executive’s 2004 incentive will be payable only upon a minimum of an $18M improvement in EBT over pre and post petition 2003 EBT earnings. If the minimum EBT improvement is achieved the executive will be eligible for a payment equal to 5% of the $18M gain achieved or $900,000. Performance in excess of the $18M gain but less than the 2004 target is rewarded at 5%. Upon achieving performance in excess of the 2004 EBT target the Executive will be eligible for a payout equal to 10% of the incremental growth achieved. The incentive earned on the incremental growth is not capped.

The 2005 incentive program continues to reward sustained EBT growth. Eligibility is contingent upon Eddie Bauer achieving a minimum improvement of $25M over 2004 performance. Upon achieving a minimum improvement of $25M, the Executive will receive a payout equal to 5% of the minimum improvement EBT gain or $1,250,000. Performance in excess of the $25M gain but less than the 2005 target is rewarded at 5%. Upon achieving performance in excess of the 2005 EBT target the Executive will be eligible for a payout equal to 10% of the incremental growth achieved. The incentive earned on the incremental growth is not capped.

2004 Example
2003 Actual EBT	$57,000,000
2004 Budgeted EBT Target	$75,000,000
Actual 2004 EBT Achieved	$78,000,000
Targeted EBT Gain over Previous Year	$18,000,000
Total Growth Achieved	$21,000,000
Incremental EBT Gain over Target	$3,000,000

Incentive Calculation
Incentive on Targeted EBT Gain 5% (5% x $18M)	$900,000
Incentive on Incremental EBT Gain* 10% (10% x$3M)	$300,000

Total Incentive Payout	$1,200,000

2005 Example
2004 Actual EBT Achieved	$78,000,000
2005 Budgeted EBT Target	$103,000,000
Actual 2005 EBT Achieved	$105,000,000
Targeted EBT Gain over Previous Year	$25,000,000
Total Growth Achieved	$27,000,000
Incremental EBT Gain over Target	$2,000,000
Incentive Calculation
Incentive on Targeted EBT Gain 5% (5% x $25M)	$1,250,000
Incentive on Incremental EBT Gain* 10% (10% x$2M)	$200,000

$1,450,000

*	Incentive payment on incremental EBT gain is uncapped